FOR IMMEDIATE RELEASE

Investor contact:	investor.relations@globalpay.com	Media contact:	media.relations@globalpay.com
	Winnie Smith		Emily Edmonds
	770-829-8478		770-829-8755

Global Payments Appoints Robert Cortopassi as President and Chief Operating Officer

ATLANTA -- August 6, 2024 -- Global Payments Inc. (NYSE: GPN), a leading worldwide provider of payment technology and software solutions, today announced the appointment of Robert “Bob” Cortopassi, as its new president and chief operating officer, effective immediately.

“Bob is a proven, growth-oriented leader and trusted colleague with an exceptional track record managing key businesses across our organization during his 12-year tenure at the company,” said Cameron Bready, chief executive officer of Global Payments. “He is an inspiring and skillful people leader and uniquely positioned to assume this role given his deep familiarity with our business. Bob’s extensive experience and proven track record in driving growth will be invaluable as we continue to advance our strategy focused on being the worldwide partner of choice for commerce solutions.”

Bob was previously senior executive vice president and president of international and vertical markets, where he was responsible for international merchant acquiring and multinational commerce, vertical market software businesses, and global product.

About Global Payments
Global Payments Inc. (NYSE: GPN) is a leading payments technology company delivering innovative software and services to our customers globally. Our technologies, services and team member expertise allow us to provide a broad range of solutions that enable our customers to operate their businesses more efficiently across a variety of channels around the world.
Headquartered in Georgia with approximately 27,000 team members worldwide, Global Payments is a Fortune 500® company and a member of the S&P 500 with worldwide reach spanning North America, Europe, Asia Pacific and Latin America. For more information, visit company.globalpayments.com and follow Global Payments on X, LinkedIn and Facebook.